News Release

FOR IMMEDIATE RELEASE
ACCO BRANDS CORPORATION REPORTS
FIRST QUARTER 2007 RESULTS
Successful implementation of price increases and merger synergies drive gross margin improvement
LINCOLNSHIRE, ILLINOIS, May 2, 2007 — ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, reported its first quarter 2007 results today.
“Our first quarter results demonstrate further progress at ACCO Brands,” said David D. Campbell, chairman and chief executive officer. “Our adjusted gross margin increased by 200 basis points, continuing a trend that began in the second half of 2006. We are now realizing substantial benefit from price increases implemented in 2006 and in the first quarter of 2007, as well as merger integration synergies.
“While we will make further investments in our businesses to drive long-term growth, we believe that gross margin improvement will be the leading indicator of our success in the marketplace, and in realizing merger synergies, this year,” Campbell continued. “The margin performance of our Office Products Group this quarter, in particular, is proof of our progress, and we expect it to be the main driver of our expected improved performance for the rest of the year. We believe we are well-positioned to deliver sales and operating profit growth across all four of our business groups longer-term.”
First Quarter Results
First quarter net sales declined 5%, to $445.9 million from $468.6 million. During the quarter, the company identified certain prior period customer program costs aggregating $1.7 million that were not correctly accrued as of December 31, 2006, resulting in a one-time adjustment during the quarter, which had the impact of reducing net sales and pre-tax income by $1.7 million. The company determined that the impact of correcting this item on the prior three years’ results was not material in any one period, and, therefore, the correction does not impact prior-period results. Adjusting for currency, the divestiture and exit of low-margin business, and the one-time adjustment for customer program costs, net sales declined 3%.
The company reported first quarter net income of $0.2 million, or $0.00 per diluted share, compared to a net loss of $0.1 million, or $0.00 per diluted share in the prior-year quarter. The current-quarter results include restructuring and non-recurring after-tax costs totaling $5.2 million ($7.5 million pre-tax), or $0.09 per diluted share compared with $6.3 million ($9.6 million pre-tax) in the prior year quarter. The after-tax impact of the one-time prior-period net sales adjustment included in the quarter was $1.1 million. Excluding these charges, adjusted net income was $6.5 million, or $0.12 per diluted share, and $6.2 million or $0.11 per share in the prior-year quarter.

Results of Business Segments
Effective January 1, 2007, the company realigned and reclassified certain business segments. All prior year business segment information presented in this news release has been restated to reflect the new segment structure. (Refer to the company’s report on Form 8-K furnished to the Securities and Exchange Commission on March 28, 2007 for additional information and restated 2006 and 2005 quarterly segment results under the new segment structure.)
Office Products Group
Office Products reported net sales decreased 6% to $217.3 million from $230.5 million. Adjusting for the exit of non-strategic business, currency, and the one-time prior-period adjustment to customer program costs, Office Products sales declined 1%. Increased pricing partially offset volume declines from a slower March and as customers adjusted inventory levels.
Office Products reported operating income was $11.4 million, compared to $5.8 million in the prior year. Adjusted operating income was $17.3 million, compared to $12.6 million, and adjusted operating income margin increased to 7.9% from 5.5%. The margin improvement resulted from the successful implementation of price increases in North America and Europe, cost savings from the merger integration, and the improved profitability of the Office Products Group’s core product portfolio after the exit of low-margin business. The improvement was partially offset by lower volumes, SG&A investment to transition the company’s European business model, and by increased investment in marketing and product development.
Document Finishing Group
Document Finishing net sales decreased 3% to $137.7 million, compared to $141.6 million in the prior-year quarter. Adjusting for the exit of non-strategic business as well as for currency, net sales declined 4%. Increased pricing was offset by lower volume, primarily in the direct sales channel where volumes can be more volatile.
Document Finishing reported operating income decreased to $3.7 million, compared to $5.9 million in the prior-year quarter. Adjusted operating income was $5.8 million, compared to $7.4 million, and adjusted operating income margin decreased to 4.2% from 5.2%. The successful implementation of price increases benefited gross margins, but was offset by lower volumes, SG&A expenditure in marketing and selling activities, as well as costs related to transitioning the company’s European business model.

Computer Products Group
Computer Products reported net sales decreased 5% to $49.4 million, compared to $51.9 million in the prior-year quarter. Sales volume continued to be impacted by a shift of distribution channels in the United States that began in the fourth quarter of 2006.
Computer Products reported operating income was $5.6 million, compared to $8.3 million in the prior-year quarter. Adjusted operating income was $6.6 million, compared to $8.3 million, and adjusted operating income margin decreased to 13.3% from 16.0% due to lower sales volumes.
Commercial Laminating Solutions Group
Commercial Laminating Solutions net sales decreased 7% to $41.5 million, compared to $44.6 million in the prior-year quarter. On a constant currency basis, sales decreased 9%. Pricing and volume in North America and Europe were negatively impacted by a loss of market share to lower-cost imported high-speed laminating films.
Commercial Laminating Solutions reported operating income was $0.6 million and adjusted operating income was $0.8 million, compared to $3.2 million in the prior-year quarter. Adjusted operating income margin decreased to 1.9% from 7.2%, as the significant increase in lower-cost import competition impacted both pricing and sales volumes. An earlier strategic review identified the need to reduce costs by improving the supply chain in this segment, and the company intends to accelerate its plans in light of the increase in competitive activity.
Business Outlook
ACCO Brands believes the current business and economic environment, cost savings from business integration and ongoing de-leveraging should enable the company to exhibit longer-term growth rates comprising revenue growth in the low- to mid-single-digits, operating income growth in the mid- to high-single-digits and diluted earnings-per-share growth in the low-double-digits. In the near-term, the company continues to anticipate achieving a run-rate adjusted operating income margin exiting 2008 of approximately 11%. For 2007, the company presently expects to generate adjusted supplemental EBITDA in the range of $230 million to $240 million. Sales growth for 2007 will be impacted by the approximately $70 million exit from non-strategic businesses. This forecast could be impacted by a significant change in economic outlook, raw material costs, or a significant loss of business.
Webcast
At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company’s third quarter results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures
“Adjusted” results exclude all restructuring and restructuring-related items, as well as unusual tax items. Adjusted results for 2007 also exclude the impact of a one-time adjustment to net sales related to a correction in accounting for certain prior-period customer program costs. Adjusted supplemental EBITDA excludes the restructuring and restructuring-related items, one-time sales adjustment and other non-operating items, including minority interest expense, other income and stock-based compensation expense. Adjusted results and supplemental EBITDA are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.
About ACCO Brands Corporation
ACCO Brands Corporation is a world leader in select categories of branded office products, with annual revenues of nearly $2 billion. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel®, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.
Forward-Looking Statements
This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.
These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them. ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions; the dependence of the company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that businesses that have been combined into the company as a result of the merger with General Binding Corporation will not be integrated successfully; the risk that targeted cost savings and synergies from the aforesaid merger and other previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the company’s customers, employees or suppliers; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.
For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020

ACCO Brands Corporation
Consolidated Statement of Operations and
Reconciliation of Adjusted Results
(Unaudited)
(In millions of dollars, except per share data)

	Three Months Ended March 31,
	2007			2006
		Excluded			Excluded		% Change	% Change
	Reported	Charges(A)	Adjusted	Reported	Charges(A)	Adjusted	Reported	Adjusted

Net sales	$445.9	$1.7	$447.6	$468.6	$—	$468.6	(5)%	(4)%
Cost of products sold	316.7	(3.0)	313.7	338.1	(0.4)	337.7	(6)%	(7)%
Advertising, selling, general and administrative expenses.	112.9	(3.8)	109.1	107.5	(2.4)	105.1	5%	4%
Amortization of intangibles	2.6	—	2.6	2.5	—	2.5	4%	4%
Restructuring and asset impairment charges	0.7	(0.7)	—	6.8	(6.8)	—	(90)%	NM

Operating income	13.0	9.2	22.2	13.7	9.6	23.3	(5)%	(5)%
Interest expense	14.9	—	14.9	15.4	—	15.4	(3)%	(3)%
Other income, net	(0.9)	—	(0.9)	(1.5)	—	(1.5)	(40)%	(40)%

Income (loss) before income taxes and minority interest	(1.0)	9.2	8.2	(0.2)	9.6	9.4	NM	(13)%
Income taxes	(1.3)	2.9	1.6	(0.2)	3.3	3.1	NM	(48)%
Minority interest, net of tax	0.1	—	0.1	0.1	—	0.1	—%	—%

Net income (loss)	$0.2	$6.3	$6.5	$(0.1)	$6.3	$6.2	NM	5%

Basic earnings per common share	$—		$0.12	$—		$0.12	NM	—%
Diluted earnings per common share:	$—		$0.12	$—		$0.11	NM	9%

Weighted average number of shares outstanding:
Basic	53.9		53.9	53.0		53.0
Diluted	54.9		54.9	53.0		54.1
Statistics (as a % of Net sales, except Income tax rate)

	Three Months Ended March 31,
	2007		2006
	Reported	Adjusted	Reported	Adjusted

Gross profit (Net sales, less Cost of products sold)	29.0%	29.9%	27.8%	27.9%
Advertising, selling, general and administrative	25.3%	24.4%	22.9%	22.4%
Operating income	2.9%	5.0%	2.9%	5.0%
Income (loss) before income taxes and minority interest	(0.2)%	1.8%	—%	2.0%
Net income (loss)	—%	1.5%	—%	1.3%
Income tax rate	130.0%	19.5%	100.0%	33.0%

(A)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring and asset impairment charges, restructuring-related charges included in cost of products sold and advertising, selling, general and administrative expenses, certain non-recurring income tax items related to adjustments and impacting the Company’s effective tax rate and a one-time adjustment to sales for certain prior- period customer program costs.
Reconciliation of Adjusted Supplemental EBITDA to Net Income
(Unaudited)
(In millions of dollars)

	Three Months Ended March 31,
	2007	2006	% Change

Net income (loss)	$0.2	$(0.1)	NM
One-time sales adjustment	1.7	—
Restructuring and asset impairment charges	0.7	6.8	(90)%
Restructuring-related charges included in Cost of products sold	3.0	0.4	NM
Restructuring-related charges included in Advertising, selling, general and administrative expenses	3.8	2.4	58%
Income taxes impact of adjustments	(2.9)	(3.3)	(12)%

Adjusted net income	6.5	6.2	5%
Interest expense, net	14.9	15.4	(3)%
Adjusted income tax expense	1.6	3.1	(48)%
Depreciation (B)	8.0	9.4	(15)%
Amortization of intangibles	2.6	2.5	4%
Minority interest expense, net of taxes	0.1	0.1	—%
Other income, net	(0.9)	(1.5)	(40)%
Stock-based compensation expense	3.7	4.5	(18)%

Adjusted supplemental EBITDA	$36.5	$39.7	(8)%

Adjusted supplemental EBITDA as a % of Net Sales	8.2%	8.5%

(B)	Represents total depreciation less depreciation of $0.2 million and $0 million for the three months ended March 31, 2007 and 2006, respectively, included in restructuring-related costs, which are excluded from adjusted net income.

ACCO Brands Corporation
Supplemental Business Segment Information
(Unaudited)
(In millions of dollars)

	2007					2006					Changes
	Adjusted	Reported	Excluded	Adjusted	Adjusted		Reported	Excluded	Adjusted	Adjusted	Sales	Sales	Adjusted	Adjusted	Margin
	Net Sales(A)	OI	Charges	OI	OI Margin	Net Sales	OI	Charges	OI	OI Margin	$	%	OI $	OI %	Points

Q1:
Office Products	$218.8	$11.4	$5.9	$17.3	7.9%	$230.5	$5.8	$6.8	$12.6	5.5%	$(11.7)	(5)%	$4.7	37%	240
Document Finishing	137.7	3.7	2.1	5.8	4.2%	141.6	5.9	1.5	7.4	5.2%	(3.9)	(3)%	(1.6)	(22)%	(100)
Computer Products	49.6	5.6	1.0	6.6	13.3%	51.9	8.3	—	8.3	16.0%	(2.3)	(4)%	(1.7)	(20)%	(270)
Commercial Laminating Solutions	41.5	0.6	0.2	0.8	1.9%	44.6	3.2	—	3.2	7.2%	(3.1)	(7)%	(2.4)	(75)%	(530)
Corporate	—	(8.3)	—	(8.3)		—	(9.5)	1.3	(8.2)		—		(0.1)

Total	$447.6	$13.0	$9.2	$22.2	5.0%	$468.6	$13.7	$9.6	$23.3	5.0%	$(21.0)	(4)%	$(1.1)	(5)%	—

(A)	Q1 2007 segment net sales are presented on an adjusted basis to exclude the impact of the one-time adjustment related to certain prior-period customer program costs. The reconciliation by segment is as follows:

	Reported	One-time Charge	Adjusted
Office Products	$217.3	$1.5	$218.8
Document Finishing	137.7	—	137.7
Computer Products	49.4	0.2	49.6
Commercial Laminating Solutions	41.5	—	41.5

Total	$445.9	$1.7	$447.6

ACCO Brands Corporation
Supplemental 2007 Net Sales Growth Analysis
(Unaudited)

	Percent Change			Sales
	Adjusted
	Net Sales	Currency	Exited/Divested
	Growth	Translation	Businesses	Price	Volume

Q1 2007:
Office Products	(5.1)%	2.9%	(6.6)%	2.4%	(3.8)%
Document Finishing	(2.8)%	2.8%	(1.6)%	1.9%	(5.9)%
Computer Products	(4.4)%	3.1%	(3.1)%	(0.6)%	(3.8)%
Commercial Laminating Solutions	(7.0)%	2.5%	—%	(1.8)%	(7.7)%

Total	(4.5)%	2.9%	(4.1)%	1.5%	(4.8)%
ACCO Brands Corporation
Selected Financial Information
(Unaudited)
(In millions of dollars)

	Three Months Ended March 31,
	2007	2006

Selected Non-Cash Items Included in Net Income (Pre-tax):
Depreciation expense	$8.2	$9.4
Intangible amortization expense	$2.6	$2.5
Stock-based compensation expense	$3.7	$4.5

Selected Cash Investing and Restructuring Activities (Pre-tax):
Capital expenditures	$9.0	$5.0
Restructuring and integration activities	$12.8	$4.7

ACCO Brands Corporation
Key Stats and Ratios
(Unaudited)
(In millions of dollars)

Net Debt Calculation	March 31, 2007

Current debt obligations, including current portion of long-term debt	$16.2
Long-term debt obligations	796.4

Total outstanding debt	$812.6
Less: cash and cash equivalents	(31.0)

Net debt	$781.6

Rollforward of Outstanding Debt	Three Months Ended March 31, 2007

Balance, beginning of period	$805.1
Incremental borrowing	6.7
Impact of change in FX rates	0.8

Balance, end of period	$812.6

Leverage Ratio (Debt to EBITDA)	Twelve Months Ended March 31, 2007

Trailing twelve months (TTM) adjusted supplemental EBITDA (A)	$194.2
Net debt (see above)	$781.6

Leverage (net debt divided by TTM adjusted supplemental EBITDA)	4.0

Interest Coverage Ratio (EBITDA to Interest)	Twelve Months Ended March 31, 2007

Trailing twelve months (TTM) adjusted supplemental EBITDA (A)	$194.2
Trailing twelve months interest expense, net of interest income (A)	$60.6

Interest coverage (TTM adjusted supplemental EBITDA divided by TTM interest expense)	3.2

Working Capital per Dollar Sales Ratio (Working Capital to Sales)	Twelve Months Ended March 31, 2007

Current assets, excluding cash and cash equivalents (B)	$745.0
Current liabilities, excluding current debt obligations (C)	433.5

Net working capital	$311.5

Trailing twelve months (TTM) adjusted net sales (A)	$1,930.0

Working capital ratio (net working capital divided by TTM adjusted net sales).	16.1%

(A)	Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies. See page 9 for a reconciliation of trailing twelve months supplemental EBITDA to reported quarterly net income and trailing twelve months interest expense to reported quarterly interest expense.

(B)	Balance is comprised of receivables, inventories, current deferred income taxes and other current assets.

(C)	Balance is comprised of accounts payable, accrued compensation, accrued customer programs and other current liabilities.

ACCO Brands Corporation
Reconciliation of Trailing Twelve Months Adjusted Supplemental EBITDA to Net Income
(Unaudited)
(In millions of dollars)

	Three Months Ended
					Trailing Twelve
	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	Months Metrics

Adjusted net sales	$462.6	$499.2	$520.6	$447.6	$1,930.0

Net (loss) income	$(9.8)	$18.1	$(1.0)	$0.2	$7.5
One-time sales adjustment	—	—	—	1.7	1.7
Restructuring and asset impairment charges	13.0	5.8	18.5	0.7	38.0
Restructuring-related charges included in COS.	2.0	5.3	3.1	3.0	13.4
Restructuring-related charges included in SG&A	2.8	2.5	3.1	3.8	12.2
Income taxes adjustments	(4.7)	(13.5)	3.6	(2.9)	(17.5)

Adjusted net income	$3.3	$18.2	$27.3	$6.5	$55.3

Interest expense, net	15.3	16.5	13.9	14.9	60.6
Adjusted income taxes	(0.7)	6.6	9.1	1.6	16.6
Depreciation expense (A)	9.5	9.1	9.1	8.0	35.7
Amortization of intangibles	3.5	2.5	2.6	2.6	11.2
Minority interest, net of tax	—	0.2	(0.1)	0.1	0.2
Other (income) expense, net	(0.2)	(2.4)	0.3	(0.9)	(3.2)
Stock-based compensation expense	5.1	4.7	4.3	3.7	17.8

Adjusted supplemental EBITDA	$35.8	$55.4	$66.5	$36.5	$194.2

(A)	Represents total depreciation less depreciation of $0.6 million, $0.9 million, $1.3 million and $0.2 million for the three months ended June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, respectively, included in restructuring-related costs, which are excluded from adjusted net income.